Execution Version

Exhibit 10.1

COAL MINING LEASE - CROW TRIBAL LANDS - COAL LEASE
This CROW TRIBAL LANDS COAL LEASE (hereinafter “Coal Lease”), made and entered into this 25 day of March, 2013, between the CROW TRIBE OF INDIANS, a federally recognized Indian Tribe whose address is P. O. Box 159, Crow Agency, Montana 59022 (hereinafter “Lessor”), and WESTMORELAND RESOURCES, INC., a corporation organized under the laws of the state of Delaware, with its principal place of business at P.O. Box 449, Hardin, Montana (hereinafter “Lessee”).
RECITALS

1.     The Lessor is the beneficial owner and is in possession of certain coal resources held in trust by the United States of America underlying the area known as “Tract I” within the “Crow Ceded Area” which was ceded to the United States by the Act of April 27, 1904, ch. 1624, 33 Stat. 352, and which coal resources were restored to the Crow Indian Reservation by the Indian Restoration Act (Pub. L. 85-420, May 19, 1958, 72 Stat. 121).

2.    The Lessor wishes to lease its Tract I coal resources to Lessee for the purpose of exploration, evaluation, development and sale of such.

3.    The Lessee is able and willing to furnish the capital required for the development of Lessor's coal resources in Tract I, and is willing to do so in accordance with the terms and conditions set forth in this Coal Lease.

4.    The Lessee operates the Absaloka Mine and currently leases and mines coal owned by the Lessor (a) in the Crow Ceded Area pursuant to the Amended Coal Mining Lease Indian Lands entered into on November 26, 1974 (the “Tract III Lease”), as amended, and (b) within the Crow Reservation surface boundaries pursuant to the Coal Lease entered into on February 13, 2004 (the “South Extension Lease”), and the parties intend that the production and sale of Rosebud-McKay seam coal in Tract I will extend the life of the Absaloka Mine.
THEREFORE, based on the foregoing, Lessor and Lessee, in consideration of these premises and for other valuable consideration herein provided, hereby represent, covenant, state and agree as follows:

ARTICLE 1 - INDIAN MINERAL DEVELOPMENT ACT
This Lease is entered into pursuant to the terms of the Indian Mineral Development Act of 1982.

Execution Version

ARTICLE 2 - LEASE OF INDIAN LAND
Lessor, for and in consideration of the payment of a bonus in the amount of set forth hereinbelow, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the rents, royalties, taxes and other consideration to be paid by Lessee to Lessor hereunder, does hereby lease and let exclusively to Lessee, its successors and assigns, for the sole purpose of mining coal, all of Lessor's right, title, and interest in and to all of the Rosebud and McKay seams of coal (“the Coal”) in, on and under that tract of land located in Big Horn and Treasure Counties, Montana, and set forth and described on Exhibit A attached hereto and hereby made a part hereof (hereinafter the “Leased Premises” commonly referred to as Tract I), and the use of the surface and subsurface overlying the same, in, under and upon the Leased Premises, together with the right to exercise and conduct Mining Rights and Mining Activities thereon and therein.
ARTICLE 3 - DEFINITION OF “MINING RIGHTS”
“Mining Rights,” as used herein, shall mean all necessary or convenient rights and privileges incident to the exploration, mining, storing, processing, and shipping of Coal under this Coal Lease or any other coal acquired by Lessor within the Leased Premises, including, but not limited to, the right to mine by any method, including but not limited to the open pit method and the surface mining method, remove, transport, and process Coal in, on, or under the Leased Premises; the right to market, sell, and ship Coal removed; the right to use Tribal Lands leased hereunder to construct, maintain, and operate roadways, railroads, sidetracks, switches, haul ways, dams, substations, buildings, processing plants, tipples, water drainage courses and conveyors, and any other improvements or structures necessary or convenient to accomplish the purpose of this Coal Lease; the right, subject to Section 15.2, to use and transport (but not sell) water developed by Lessee and any other water made available to the Lessee on the Leased Premises; the right to enter in accordance with applicable law upon the surface of the Leased Premises from time to time with tools, equipment, and machinery for the purpose of drilling, taking core samples, surveying, mapping, and performing environmental research; the right to pump and discharge water; the right to transport, without further charge, rent, or royalty, over and through the Leased Premises and over and through the Crow Reservation from the Leased Premises, personnel, materials, supplies, and Coal, including coal mined from other properties now or hereafter leased by third parties; the right to make such other use of the Leased Premises as shall be necessary and convenient for the mining, transporting, storage, and processing of Coal, Coal refuse, and by-products; the right to do all things necessary and convenient to satisfy all applicable legal requirements for environmental protection and reclamation during and after mining; the right to ingress and egress to the Leased Premises, including the right to construct, maintain, and operate access roads, power lines, telephone lines, pipelines, and railroads to and in the Leased Premises, the right to remove Lessee's improvements, fixtures, and equipment at the conclusion of mining or reclamation, all without further charge, rent, or royalty except as expressly set forth herein. The foregoing functions and activities included in the definition of “Mining Rights” are also referred to herein as the “Mining Activities.” The parties agree that Mining Rights and Mining

Execution Version

Activities shall not include “in situ” coal gasification or liquefaction.
Subject to the provisions of Article 15 of this Coal Lease, any rights-of-way across Lessor's surface lands in the Crow Ceded Area that are held in trust by the United States shall be granted in accordance with applicable Federal laws and regulations governing rights-of-way across Indian land.
The parties further agree that any off-lease Mining Rights to be exercised by the Lessee shall be reasonable and necessary and shall be utilized by Lessee in accordance with all applicable Federal laws and regulations, and are subject to approval by the Secretary of the United States Department of the Interior (“the Secretary”). The parties further agree that Lessee will take whatever measures it deems necessary to obtain whatever additional rights or interests may be necessary for the uses of lands described in this Article from the owner or owners of the surface estate other than the Lessor. The parties understand that the Lessor grants to the Lessee only those rights and interests in the surface estate within the Leased Premises that it owns or controls and will cooperate with Lessee in Lessee's efforts to obtain additional surface rights.
ARTICLE 4 - COVENANT OF QUIET ENJOYMENT
Lessor covenants that the Lessee, upon complying with the terms, conditions, covenants, and agreements hereof, shall have quiet and peaceful possession and enjoyment of the Leased Premises and the Mining Rights granted herein.
ARTICLE 5 - TERM
This Coal Lease shall be entered into and approved by the parties and shall be subject to approval by the Secretary as provided in Article 33. The date of the Secretary's initial approval as provided in Section 33.3 shall be the “Effective Date.”
This Coal Lease is granted for a primary term of fifteen (15) years from the Effective Date of this Coal Lease (“the Primary Term”), and for so long thereafter as the Coal is being produced by Lessee in “Commercial Quantities” plus any adjustment for Force Majeure (“the Extended Term”; the Primary Term and the Extended Term are sometimes collectively hereinafter referred to as “the Term”). As used in this Article, the term “Commercial Quantities” means that, by midnight of the last day of the Primary Term, the Lessee has commenced Mining and has mined, produced and sold a minimum of one million two hundred thousand tons of Coal from the Leased Premises, and thereafter continues the primary removal of Coal intended for sale and upon which royalties will be paid, subject to the provisions of Force Majeure contained in Article 29 of this Coal Lease, in an amount not less than one million two hundred thousand tons of Coal per calendar year (“the Annual Minimum Tons”).

Execution Version

If in any year subsequent to the end of the Primary Term, Lessee mines, produces and sells less than the Annual Minimum Tons, Lessee shall have the right to pay to Lessor royalties (“the Minimum Royalties”) on the number of tons of Coal less than the Annual Minimum Tons that Lessee has mined, produced and sold from the Leased Premises in such year. Lessee's payment of the Minimum Royalties shall be in lieu of, and shall be deemed to have met Lessee's Annual Minimum Tons obligation. The Minimum Royalties shall be calculated in accordance with Section 6.3 below, however, the Gross Proceeds utilized in the calculation of the Minimum Royalties shall be average Gross Proceeds for all tons of Coal actually sold from the Leased Premises during such year. Lessee shall have the right in accordance with Section 6.3 below to recoup any Minimum Royalties paid by Lessee from and against Earned Royalties otherwise payable pursuant to Section 6.3; provided, however, such recoupment shall not commence until such time as Lessee has met, on an annual basis, its annual Minimum Royalties obligation.
No Coal may be mined from the Leased Premises after the end of the Term, as extended by Force Majeure. However, after the end of the Term or when mining on the Leased Premises otherwise ceases, this Coal Lease shall continue for as long and to the extent as is necessary to allow Lessor to conduct activities necessary or appropriate to reclaim the land, salvage equipment, and comply with applicable laws and regulations. Reclamation shall be deemed complete at time of final bond release.
ARTICLE 6 - BONUS PAYMENTS AND ROYALTY PAYMENTS
6.1    Bonus.

(a)As consideration for Lessor's execution of this Lease, Lessee shall pay to Lessor a bonus payment in the sum of $7,500,000 (“the Bonus Payment”). The Bonus Payment shall be paid as follows: $1,700,000 shall be paid upon execution of this Lease; $1,800,000 shall be paid upon approval of this Lease by the Bureau of Indian Affairs, Department of Interior of the United States of America as provided in Section 33.2 (“BIA Approval”); and the balance of the Bonus Payment shall be paid in equal installment payments of $1,000,000 on the subsequent four (4) anniversary dates of the BIA Approval. The Bonus Payment shall not be considered Advance Royalty Payments and shall not be recoupable as provided in Subsection 6.3 hereinbelow. $1,200,000 of the Bonus Payment due and payable upon execution of this Lease shall be paid into escrow with First Interstate Bank pursuant to a mutually agreeable Escrow Agreement to be entered into by and between Lessor, Lessee and First Interstate Bank, and the balance of the Bonus Payment due upon execution of this Lease ($500,000), and all remaining Bonus Payments shall be paid directly to Lessor. However, if the BIA Approval requires any of the Bonus Payments to be paid to the Bureau of Indian Affairs, Department of Interior of the United States (“BIA”) rather than to Lessor, then such payments shall be paid directly to BIA (including distribution of the initial payment under the escrow agreement).

(b)If this Lease does not receive BIA Approval, then Lessee shall have the right to recoup the $500,000 Bonus Payment paid directly to Lessor upon execution of this Lease from and

Execution Version

against any and all taxes due and payable to Lessor under the November 26, 1974 Coal Lease, and the February 13, 2004 Coal Lease by and between Lessor and Lessee. Notwithstanding lack of BIA Approval of this Lease, Lessor expressly agrees to recognize Lessee's right of recoupment as set forth in the immediately preceding sentence.

6.2    Advance Royalty.

(a)     Lessee shall pay to BIA for the use and benefit of Lessor an advance royalty of $5,000,000 (“Advance Royalty”). The Advance Royalty shall be paid as follows: $2,000,000 shall be paid upon BIA Approval; and the balance of the Advance Royalty shall be paid in equal installment payments of $750,000 on the subsequent four (4) anniversary dates of the BIA Approval. The Advance Royalty shall be recoupable as provided in Section 6.3 below.

(b)    If Lessee has not commenced Mining (which shall be defined as the extraction of coal in Commercial Quantities) on the Leased Premises prior to the tenth anniversary of the Effective Date of this Lease, Lessee shall within thirty (30) days pay Secondary Advance Royalties in the sum of Two Hundred and Fifty Thousand Dollars ($250,000), and Lessee shall pay a like amount of Secondary Advance Royalties on each subsequent anniversary of the Effective Date until Mining has commenced upon the Leased Premises. The Secondary Advance Royalties shall be paid to the Superintendent, and shall be recoupable against Earned Royalties as provided in Section 6.3 below; provided, however, such recoupment shall not commence until such time as Lessee has met, on an annual basis, its annual Secondary Advance Royalties obligation.

6.3    Earned Royalty. Lessee shall pay, or cause to be paid, an earned royalty to the Superintendent for the use and benefit of Lessor, on or before the twenty-fifth (25th) day of the calendar month following each calendar quarter during the term hereof on all Coal mined and shipped from the Leased Premises during the preceding calendar quarter equal to twelve and one half percent (12.5%) of the quarterly average per ton gross realization, invoiced F.O.B. mine for each ton (2,000 lbs. per ton) of coal mined and sold from the Leased Property during such quarter (“the Earned Royalty”). The term "gross realization per ton (2,000 lbs. per ton)" shall mean the gross proceeds and other consideration accruing to the Lessee for the disposition of the Coal as defined 30 C.F.R. § 1206.456, or the then effective applicable regulation, addressing determination of the price of coal (“the Federal Regulations”), and the methodology for the calculation of the Earned Royalty shall be consistent with the methodology set forth in the then applicable Federal Regulations for earned royalties applicable to Indian coal. Lessee shall have the right to recoup all Advance Royalties payable under Section 6.2 and all Minimum Royalties payable under Article 5 from and against any and all Earned Royalty that would otherwise be payable under this Section 6.3; provided, however, Lessee's right of recoupment of Advance Royalties, Secondary Advance Royalties and Minimum Royalties shall be limited in any year to an amount no greater than fifty percent (50%) of the Earned Royalties payable prior to the recoupment. Lessee shall not be entitled to any interest charge related to any Advance Royalty or Minimum Royalty.

Execution Version

6.4    Measure of Quantity for Royalty Payment. The quantity of all Coal mined and shipped by the Lessee shall be determined by railroad or truck scales, belt weightometers, or other means mutually agreed upon.
6.5    Royalty Payments. All royalty payments and reports shall be made according to the applicable federal regulations governing royalty payments for Indian coal. Where the express terms of this Agreement differ from any provisions of the applicable federal regulations, the terms of this Agreement shall control. This method of payment shall also apply to the Annual Rental and surface rental payable pursuant to Articles 8 and 9 of this Coal Lease.
6.6.    Recoupment of Letter Agreement Advance Payment. Lessor and Lessee acknowledge their execution of that certain Letter Agreement dated July 20, 2012, and that pursuant to the Letter Agreement, Lessee made an Advance Payment to Lessor of $1,900,000. Notwithstanding any other provision of this Lease to the contrary, pursuant to the Letter Agreement, Lessee has the option to recoup such Advance Payment from the Bonus Payments and the Advance Royalty Payments that would otherwise be due and payable pursuant to Section 6.1 and 6.2 above. Lessor and Lessee hereby agree that if this Lease is approved by BIA, Lessee agrees to recoup the Advance Payment from the Advance Royalty Payment that becomes due and payable upon approval of this Lease by BIA.
6.7    Payments Prior to Secretarial Approval. The Bonus Payment described in Section 6.1 that is due and payable upon execution of this Lease shall be refunded to Lessee if the Secretary does not provide approval as provided in Section 33.2; such refund shall be pursuant to a credit to Lessee against any taxes that may be otherwise due and payable under any other agreement or lease between Lessor and Lessee.
ARTICLE 7 - TAX
7.1    Tribal Severance and Gross Proceeds Taxes. The parties recognize the economic difficulties that will be encountered in developing a new mine area in the Leased Premises which will be economically competitive in the marketplace, and that taxes on Coal mined hereunder have a negative effect on Lessee's ability to market Tribal Coal and maximize the Lessor's royalties and Lessee's profits. The parties further recognize this Coal Lease include provisions which will assist in making Crow Coal produced under this Coal Lease more marketable. Thus, except as otherwise provided in this Coal Lease, the parties hereto agree the activities of Lessee on the Leased Premises pursuant to this Coal Lease shall only be subject to the Lessor's severance tax and gross proceeds tax calculated as provided in this Coal Lease and as further limited by its terms.
7.2    Exclusion of Additional Taxes. It is the intent of the Lessor that the taxes provided for in this Article 7 of this Coal Lease shall be in lieu of all other ad valorem real or personal property taxes, or other taxes of any kind or character, including sales taxes, resource indemnity trust taxes, real, personal, or business property taxes, or income taxes the Lessor might otherwise be empowered to levy against Lessee.

Execution Version

7.3    Preemption. It is the intent of the parties that the taxes imposed by the Lessor will preempt all state and local taxes, since it is the finding and conclusion of the parties hereto that any additional or dual taxes will place the Coal produced under this Coal Lease at a competitive disadvantage in the marketplace, thus frustrating the Lessor's efforts to market Crow Coal and improve the Crow Reservation's economy. In particular, the parties acknowledge Lessee is unwilling to enter into this Coal Lease without the tax incentives and protections provided herein and in this Coal Lease, and that Coal cannot be mined profitably if Lessee is required to pay dual state and tribal taxes.
7.4    Tax Obligation and Calculation. Lessee shall pay, or cause to be paid, to the Lessor, or if required by Federal law to the Superintendent for the use and benefit of Lessor, a tax on its mining operations as follows. On Coal mined and shipped from the Leased Premises pursuant to this Coal Lease, Lessee will from time to time pay to the Lessor a tax equal to the Montana coal severance tax existing as of the Effective Date and applicable to the mining of Coal generally within the state of Montana and a tax equal to the Montana state gross proceeds tax existing at that time and applicable to the mining of Coal generally within the state, less whatever amount is required to be paid in severance and gross proceeds taxes to the state of Montana or its political subdivisions. The tax shall be levied on the Sales Prices of Coal as defined in Section 6.2, less any applicable deductions.
Compliance with the terms of this Coal Lease shall satisfy any obligation which Lessee may have now, or at any time hereafter, to pay any severance or other tax to Lessor pursuant to any tax ordinance which now exists or may be adopted by Lessor hereafter. Lessor shall not attempt to assess or collect any tax or other amount from Lessee except as provided for in this Coal Lease.
Nothing in this Lease is to be construed as an admission that Montana has any right to tax coal on the Leased Premises.
7.5    Maximum Tax. The amount of tax payable to Lessor under Article 7 will not exceed the amount that otherwise would be payable by a Coal operator on non-tribal lands to Montana or its political subdivisions, giving effect to all allowable deductions and credits, if Lessee's activities were fully taxable by Montana or its political subdivisions.

7.6    Reporting and Payment.

7.6.1    Lessee shall provide to the Lessor all of the information that Lessee may be, or otherwise would be, required to provide to the state of Montana or its political subdivisions in satisfaction of the requirements of Montana's severance tax law and gross proceeds tax law at the same time that such information is, or otherwise would be, provided to the state of Montana or to its political subdivisions. The confidentiality provisions of Section 39.7 shall apply equally to this Article.

7.6.2    Lessee shall pay any amounts due to the Lessor under this Article, and provide an accounting of, and explanation for, said amounts, at the same time that

Execution Version

Montana's severance and gross proceeds taxes are being, or otherwise would be, paid. All tax payments shall be made according to the applicable federal regulations governing royalty payments for Indian coal. Where the express terms of this Agreement differ from any provisions of the applicable federal regulations, the terms of this Coal Lease shall control.

7.7    Changes in Rate of Tax. In the event that either the Montana state severance tax or gross proceeds tax should be repealed, increased, or reduced below its current level, then amounts paid by Lessee under Article 7 shall be adjusted accordingly.

ARTICLE 8 - ANNUAL COAL RENTAL
Lessee shall pay, or cause to be paid, for the use and benefit of Lessor, in advance, beginning with the Effective Date, as annual rental on the Leased Premises, One Dollar ($1.00) per net coal acre for the first lease year, and subsequently One Dollar ($1.00) per net coal acre per year, payable in advance on or before the first day of each lease year, for each and every year during the continuance of this Coal Lease. The rent is not to be credited on royalties accruing to Lessor under this Coal Lease. If this Coal Lease is surrendered or cancelled, no part of any advance rental shall be refunded to Lessee, nor shall the surrender or cancellation relieve Lessee from the obligation to pay the advance rental when it becomes due, on any portion of the Lease that is retained.
ARTICLE 9 - SURFACE LEASE
In addition to the payments pursuant to Article 8, Lessee shall pay a separate surface rental on all surface property owned by Lessor, whether in fee or by the United States in trust for Lessor, within the Leased Premises of One Dollar ($1.00) per acre per year, at the same times and subject to the same terms as provided in Article 8 above.
ARTICLE 10 - PREVENTION OF WASTE
Lessee shall carry on development and operations in a workmanlike manner and agrees to the following: to neither commit nor suffer waste to be committed upon the land leased; to comply with applicable laws of the United States, the State of Montana, and Lessor; and to surrender and return promptly the premises upon the termination of this Coal Lease to whoever is lawfully entitled thereto. If Lessee is in compliance with applicable Federal, State and Tribal laws and regulations and mining in accord with approved mining plans and permits, including the Resource Recovery and Protection Plan, it shall be deemed to be in full compliance with its obligation to prevent waste and to mine in a workmanlike manner.
If the payments agreed upon in this Coal Lease have been made and the other lease terms and applicable regulations have been complied with, Lessee's office fixtures and records, personal property, tools, pumping and drilling equipment, boilers, engines and mining machinery, facilities and equipment, and all other personal property and improvements on the

Execution Version

Leased Premises (except the Lessor's property) may be removed by the Lessee as soon as practicable after the Coal Lease expires by forfeiture or otherwise.
Lessee shall not have an expressed or implied obligation with respect to the development of the Coal. The payment of Bonus Payments and the Advance Royalty Payments or other forms of compensation to the Lessor by Lessee shall be deemed and construed to be fair compensation in lieu of any expressed or implied obligations of the Lessee to develop the Coal in a diligent manner.

ARTICLE 11 - FORESTS, CROPS, AND GRAZING
With respect to any surface of any lands owned by the Tribe within the Leased Premises, other than lands which were acquired by Lessee, its parent corporation or any of their affiliates and donated to Lessee, Lessee will reasonably compensate the Tribe for any forest, crops, or grazing damage or removal in the year it occurs, and for any diminution in value due to mining assessed as of the completion of final reclamation (i.e., final bond release).
ARTICLE 12 - ENVIRONMENTAL PROTECTION AND SURFACE RESTORATION
12.1    General. Lessee's mining operations shall be conducted in accordance with all applicable Federal, State and Tribal laws regarding protection of the environment, reclamation, and restoration of mined areas. Lessee's compliance with said laws shall constitute full compliance with any obligation Lessee has to the Lessor concerning pollution, pollution control or abatement, environmental protection, control or abatement, mining procedures, reclamation, reclamation procedures, results, mining plans, protection of persons or property, and any other issue addressed by said laws or regulations.
Subject to the further provisions of this Article 12, the Lessee shall comply with all applicable requirements of the law, including the Surface Mining Control and Reclamations Act of 1977 (“SMCRA”), and all regulations promulgated thereunder, including those codified at 30 CFR part 750.
12.2    Effect of MOU on Lessee's Operations in the Crow Ceded Area. The parties recognize that, pursuant to the Memorandum of Understanding dated August 12, 1985 (the “MOU”), the U.S. Department of the Interior, Office of Surface Mining, Reclamation and Enforcement (“OSM”) and the State of Montana (the “State”), have agreed to jointly implement and administer SMCRA and the State laws and program implementing SMCRA for certain surface coal mining and reclamation operations conducted within the Crow Ceded Area (as defined therein) where the coal being mined is leased from the Lessor. To the extent that the MOU applies to Lessee's operations under this Lease, the parties agree that Lessee's compliance with the MOU and the State and Federal laws referred to therein shall constitute full compliance with SMCRA, unless and until (a) the MOU is properly terminated, (b) the MOU is held invalid by a court of competent jurisdiction, or (c) the MOU is amended by further agreement among OSM, the State and the Lessor; provided, however, that nothing in this Lease

Execution Version

shall be construed as waiving or otherwise compromising the Lessor's legal position that the Leased Premises are “Indian lands” under the exclusive jurisdiction of OSM under SMCRA, or any of the other positions described in Article XV of the MOU.
12.3    Tribal Primacy for Federal Regulatory Programs. Lessee recognizes that the Lessor may seek and be granted legal authority pursuant to Federal law (including future acts of Congress) to operate and administer certain environmental regulatory and safety programs on Indian lands (including the Leased Premises within the Crow Ceded Area) that would otherwise be operated or administered by Federal agencies, including, but not limited to, SMCRA and the Clean Water Act. Lessee will not take any actions opposing the Tribe's efforts to obtain such authority. Subject to Section 12.2 above, if at any time in the future the Tribe gains the legal right and ability to regulate those activities described in this Article 12 and desires to establish and undertake such regulation pursuant to a Federally-approved program, Lessee shall comply with such regulation of its activities and the associated Tribal laws and regulations, provided, however, that: (i) Lessee may comment upon and seek revision of such Tribal laws and regulations; and, (ii) provided further that, (a) if such Tribal regulation results in a material net increase in Lessee's costs, reduction in Lessee's profits, or decrease in the rights and benefits enjoyed by Lessee pursuant to this Coal Lease compared to Federal or state regulation under applicable State law as applied to coal mining operations in the State of Montana, then Lessee shall be entitled to pursue the remedies provided in Article 37 of this Lease with regard to Governmental Costs; (b) such Tribal regulation does not result in material duplication, overlap, inconsistency, or conflict with, between, or among competing laws and regulations issued and being applied by any other government with the right and power to impose such regulation; and, (c) Lessee shall not be subjected to inspection, regulation, and enforcement by more than one governmental entity, including the Tribe with respect to the same subject matter. Lessee understands that OSM, the U.S. Environmental Protection Agency, or other Federal agency would likely have oversight authority following any Federal delegation or approval of Tribal regulatory primacy, and does not intend that such oversight authority be rendered ineffective under this Coal Lease.
ARTICLE 13 - USE OF LANDS OUTSIDE THE LEASED PREMISES
Subject to Article 3 of this Coal Lease, Lessee shall be entitled to make use of Lessor's surface lands within the Crow Ceded Area and lying outside the Leased Premises reasonably required for Mining Activities on the Leased Premises, including, but not limited to, the construction, operation, and maintenance of roads, power lines, railroads, conveyors, and any road easements required for landowner access. Lessee shall, to the extent deemed by it to be reasonably feasible and prudent, utilize such lands in a manner which will minimally impact the Lessor's use of such lands, including mining operations conducted by others.

Execution Version

Lessee shall at all times be required to comply with the federal laws and regulations governing rights-of-way across Indian lands. Notwithstanding any provision of this Coal Lease, any rights-of-way across Lessor's surface land located within the Crow Ceded Area shall be granted by the Lessor without further charge or compensation, in consideration of the payments made to the Lessor under this Coal Lease. However, if the Secretary or the Lessor should ever require the Lessee to pay compensation for any such right-of-way across Tribal land, then there is hereby granted to the Lessee a credit, against any Tribal taxes due hereunder, equal to the amount of any compensation Lessee is required to pay.
ARTICLE 14 - TRANSFER OF LANDS BY LESSOR
The Lessor shall retain the right to sell, lease, trade, transfer, or otherwise convey any of the lands covered by this Coal Lease. Any such conveyance shall, however, be subject at all times to the rights of Lessee provided in this Coal Lease, including Article 21 of this Coal Lease.
ARTICLE 15 - MINE OPERATIONS-ROADS AND WATER
15.1    Roads. To the extent it may do so, the Lessor hereby grants to Lessee the right to use any existing public roads on the Leased Premises and the right to improve such roads. Subject to the provisions of Article 3 and Article 13 of this Coal Lease and compliance with applicable laws and regulations governing rights-of-way across Indian lands, Lessor shall also grant to Lessee the right to construct, maintain, and use new roads on Lessor's surface lands within the Leased Premises to facilitate activities contemplated by this Coal Lease.
Before Lessee paves or improves any existing road, or constructs a new road which provides a link to an existing road providing access beyond the Leased Premises, the Lessor shall be notified of the plan for such road. The location and construction of any new roads on lands owned by Lessor shall require the consent of the Lessor and, in the case of trust lands, the Secretary pursuant to applicable federal law, provided that the Lessor's consent may not be unreasonably withheld.
Lessee will not dedicate any road constructed by it within the Leased Premises for public use and such roads will be marked with signs indicating that they are only for private use unless Lessor determines that such road is needed as a public road, subject, however, to the consent of Lessee.
Upon expiration of this Coal Lease, or at such times as the roads constructed on the Leased Premises are no longer needed by Lessee for the activities contemplated under this Coal Lease, the rights granted by Lessor to Lessee to use such roads shall cease. Such roads shall then vest solely in the Lessor or other surface owner, which shall assume all further responsibility for the upkeep and maintenance of such roads, to the maximum extent allowed by law.
15.2    Water. The Lessor grants to Lessee the right to use any Tribal water rights Lessor may have appurtenant to the Leased Premises that are necessary for Mining Activities. Lessee

Execution Version

may use surface or subsurface water for Mining Activities, regardless of the manner of its occurrence, including groundwater and pit water; except that any water and/or wastewater disposal shall be in compliance with applicable laws and regulations. Lessee may drill at its expense any water wells necessary for Mining Activities on the Leased Premises; provided such wells shall not affect the quality or quantity of water being used for domestic, livestock, irrigation, or other existing uses of purposes, and further provided that Lessee shall obtain any Crow Tribal permits and approvals by the Secretary required for water well drilling in the Crow Ceded Area and comply with any applicable Crow Tribal water rights laws and regulations.
ARTICLE 16 - REPORTING AND AUDITING

16.1    Books, Records, and Inspections. Lessee shall retain all books and records pertaining to operations and production and sale of Tribal Coal for a period of six years after the records are generated and in accordance with any applicable Federal regulations, as they may be amended. The Lessor and the Secretary have the right to enter the Leased Premises, or such other offices of Lessee or its Affiliates where such records are maintained by or on behalf of Lessee, during regular business hours, following reasonable notice, without interference with Lessee's operations, and subject to compliance at all times with the Lessee's health and safety requirements, for the purposes of inspection of the operations, books, accounts, maps and other records to verify Lessee's compliance with the terms and conditions of this Coal Lease.

16.2    Audit. The Lessor or the Secretary or their designees shall have the right to audit the books and records of Lessee as provided in applicable regulations, including without limitation, 25 C.F.R. § 225.26 and applicable provisions of 30 C.F.R. Chapter XII and any successor or amended regulations. In addition, the Lessor shall have the right to inspect and audit the books and records of Lessee with respect to tax payments, and as necessary to determine compliance with other provisions of this Lease.

16.3    Statements to the Lessor and Secretary. Lessee shall furnish statements to the Lessor and the Secretary, as required by applicable regulations, showing the amounts of all Tribal Coal removed and sold from the Leased Premises, the Sales Price of those sales, and the amounts of all Coal or other products used for production purposes or unavoidably lost.

16.4    Confidentiality of Information. The Lessor acknowledges that all of the information described in this Article 16 is trade secret information of potential benefit and use to Lessee's business competitors and, therefore, agrees to keep all information strictly confidential to the maximum extent allowed by law.

16.5    Monthly Statements. All royalty payments and other reports required under this Coal Lease shall be made according to the terms of this Coal Lease and applicable Federal regulations governing royalty payments for Indian coal. Where the express terms of this Coal Lease conflict with any provisions of the applicable Federal regulations, the terms of this Coal Lease shall control to the extent authorized by 25 C.F.R. §§ 225.1(c) and 225.6.

Execution Version

ARTICLE 17- REGULATIONS
Lessee shall abide by and conform to any and all legal and enforceable regulations of the Secretary now or in the future in force relative to the Coal Lease. Neither the rate of royalty, nor the annual rental, nor the term of the Coal Lease may be changed by a future regulation without the consent of the parties to this Coal Lease.
ARTICLE 18 - ASSIGNMENT OF LEASE
18.1    Assignment by Lessee. Lessee shall not assign this Coal Lease or sublet any portion of the Leased Premises, except with the approval of the Lessor and the Secretary. Notwithstanding this limitation, Lessee may (i) assign to any subsidiary or Affiliate or sublease any portion of the Coal Lease to any subsidiary or Affiliate, and (ii) assign to any lender, without the approval of the Lessor or the Secretary; provided, however, that Lessee shall guarantee the performance of any such subsidiary or Affiliate and shall promptly notify the Lessor and the Secretary of any such assignment to a subsidiary or Affiliate. For purposes of this Subsection 18.1 the term “Affiliate” shall mean and include any direct or indirect subsidiary corporation, limited liability company, partnership or other business entity of Westmoreland Coal Company or of any business entity in which Westmoreland Coal Company owns fifty percent (50%) or more.
18.2    Assignment of Payments Due. In addition to Lessor's rights under Article 14 above, nothing herein shall be construed as prohibiting the Lessor from pledging or assigning payments due the Lessor under this Coal Lease; provided, however, that any pledge or assignment by Lessor shall not be deemed to confer any rights upon any third party under this Coal Lease.
ARTICLE 19 - BOND
To ensure compliance with applicable laws and regulations, Lessee shall furnish bonds in compliance with 25 C.F.R. 225.30 and as may be required by other applicable Federal, State or Tribal law to conduct Mining Activities under this Coal Lease, including but not limited to reclamation bonds required by SMCRA or the approved State law and program implementing SMCRA. The parties do not intend that there be duplicative bonding.
ARTICLE 20 - INSPECTION
In addition to the inspection rights provided in Article 16, the Leased Premises, producing operations, and appurtenances of the Lessee may be inspected by the Lessor and its agents or any authorized representative of the Secretary. Lessor shall provide Lessee with reasonable advance notice of a request to conduct such and inspection, and any inspection shall be conducted during normal business hours Monday through Friday.

Execution Version

ARTICLE 21 - DISPOSITION OF OTHER RESOURCES
Lessor, along with the United States, retains the right to grant to other persons, firms, or corporations oil and gas leases (including methane gas or shale gas), mineral leases (including seams of coal other than the Coal) or licenses, or exploration rights for oil, gas or other minerals (including seams of coal other than the Coal) or rights-of-way incident thereto, on the Leased Premises, all of which will be made subordinate and subject to Lessee's rights specifically granted herein. Such oil, gas, and minerals activities (including seams of coal other than the Coal) may be carried out concurrently with Mining Activities hereunder; provided, however, that such operations shall not interfere in any material way with Mining Activities hereunder and no permanent fixture will be placed on, and no mining or drilling activity undertaken in, an active or planned Mining Area without Lessee's prior written approval which shall not be unreasonably withheld. Any coal bed methane leases granted by Lessor covering lands covered by this Coal Lease shall provide that any attempts to drill for coal bed methane on the acres leased must be done in a manner that will not interfere in any material way with Lessee's operation, present or future, or sterilize any coal reserves.
The Lessor's right to grant other coal rights and leases on or near the Leased Premises is provided for in Article 3 and Section 39.5 of this Coal Lease.
ARTICLE 22 - SURRENDER AND TERMINATION
Lessee may at any time terminate this Coal Lease or any part thereof upon the payment of all rentals, royalties, and other obligations then due to the Lessor at the time of termination and a surrender fee of Five Dollars and 0/100 ($5.00) and upon written notice being given sixty (60) days in advance to the Lessor and the Secretary. Notwithstanding the foregoing, (a) this Coal Lease shall continue in full force and effect as to the lands not so surrendered and (b) to the extent reasonably necessary for the completion of any reclamation required on any Leased Premises disturbed by Mining Activities. If this Coal Lease or any assignment thereof has been recorded, the Lessee or assignee shall file a recorded release and provide notice to the Superintendent of termination of this or any portion of this Coal Lease.
Upon termination of this Coal Lease by Lessee or as otherwise provided herein:

(a)    Lessee shall deliver the Leased Premises to the Lessor, free and clear of any liens, charges, encumbrances and claims, and shall have no further right to use the Leased Premises except for removal of Lessee's property and reclamation activities as provided in this Article 22;

(b)    Lessee shall promptly remove from the Leased Premises all improvements and all equipment and other personal property, except for equipment necessary for Lessee to perform its reclamation obligations (which equipment shall be promptly removed by Lessee upon completion of such reclamation obligations); and any improvements or equipment not removed within one year after the last to occur of (i) the termination of the Coal Lease, (ii)

Execution Version

completion of reclamation obligations, or (iii) Final Bond Release, whichever is later, shall, at the Lessor's option by written notice to Lessee, become the property of the Lessor;

(c)    Lessee shall remain responsible for reclaiming and restoring the Leased Premises and any other surface lands disturbed by Lessee's Mining Activities pursuant to all applicable law and Article 12 of this Coal Lease, and shall continue to have the right to use the Leased Premises to the extent necessary for the purpose of completing such reclamation, which reclamation shall be deemed complete at the time of Final Bond Release; and

d.    Notwithstanding termination of this Coal Lease, the parties shall continue to be subject to the indemnifications provided herein, including but not limited to those in all other provisions of this Coal Lease that expressly survive termination.

ARTICLE 23 - INDEMNIFICATION

23.1    Indemnification by Lessee. Lessee shall indemnify the Lessor and its successors, assigns, employees, members, elected officials, affiliates, agents and representatives and the United States (the “Lessee Indemnified Parties”) and hold each of them harmless against all claims, losses, liabilities, damages, judgments, costs and expenses (including reasonable fees and disbursements of counsel) of any nature (“Claims”) arising out of or relating to (a) the material breach of any representation, warranty or covenant of Lessee in this Agreement, (b) any injury to person or death or damage to property caused by or arising as a result of (i) the design, construction, operation, maintenance, repair or removal of the coal mine located on the Leased Premises, (ii) any Mining Activities or other activities by the Lessee on, or use by the Lessee of, the Leased Premises and any other lands of Lessor covered by this Coal Lease, as applicable, (c) the negligence or misconduct of Lessee, or (d) the presence, use, generation, handling, transportation, storage, disposal, labeling, release, discharge or cleanup of hazardous or toxic materials in, on or about the Leased Premises and any other lands of Lessor covered by this Coal Lease, to the extent caused by or arising out of the Mining Activities, except, in each case, to the extent caused by the gross negligence or willful misconduct of Lessee Indemnified Parties. LESSEE UNDERSTANDS AND AGREES THAT THE FOREGOING INDEMNIFICATION OBLIGATIONS OF LESSEE ARE EXPRESSLY INTENDED TO AND SHALL INURE TO THE BENEFIT OF THE LESSEE INDEMNIFIED PARTIES EVEN IF SOME OR ALL OF THE MATTERS FOR WHICH SUCH INDEMNIFICATION IS PROVIDED ARE CAUSED OR ALLEGED TO HAVE BEEN CAUSED IN PART BY THE JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY (BUT NOT SOLE NEGLIGENCE OR STRICT LIABILITY) OF ANY OF THE LESSEE INDEMNIFIED PARTIES, BUT NOT TO THE EXTENT CAUSED BY THE LESSEE INDEMNIFIED PARTIES' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

23.2    Indemnification by the Lessor. Subject to the conditions in its limited waiver of sovereign immunity in Article 31, the Lessor shall indemnify Lessee and its successors, assigns, employees, members, officers, Affiliates, agents and representatives (the “Lessor Indemnified Parties”) and hold each of them harmless against all Claims arising out of or relating to (a) the material breach of any representation, warranty or covenant of the Lessor in this Coal Lease,

Execution Version

and (b) the gross negligence or willful misconduct of the Lessor. THE LESSOR UNDERSTANDS AND AGREES THAT THE FOREGOING INDEMNIFICATION OBLIGATIONS OF THE LESSOR ARE EXPRESSLY INTENDED TO AND SHALL INURE TO THE BENEFIT OF THE LESSOR INDEMNIFIED PARTIES EVEN IF SOME OR ALL OF THE MATTERS FOR WHICH SUCH INDEMNIFICATION IS PROVIDED ARE CAUSED OR ALLEGED TO HAVE BEEN CAUSED IN PART BY THE JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY (BUT NOT SOLE NEGLIGENCE OR STRICT LIABILITY) OF ANY OF THE LESSOR INDEMNIFIED PARTIES, BUT NOT TO THE EXTENT CAUSED BY THE LESSOR INDEMNIFIED PARTIES' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

23.3    No Consequential Damages. No party shall be liable to the other parties hereunder in contract, tort, warranty, strict liability or any other legal theory for any indirect, consequential, incidental, punitive or exemplary damages sustained by the other party as a result of failure by the first party to perform any of its obligations under this Coal Lease.

23.4    Notice of Indemnity. The Lessor Indemnified Party, or Lessee Indemnified Party (each an “Indemnified Party”), as applicable, shall provide the indemnifying party notice of any Claims for which the Indemnified Party may seek indemnification pursuant to this Article 23 with reasonable promptness; provided, however, a party's failure to give the notice required by the preceding sentence shall not release the indemnifying party from its obligations under this Article 23, except to the extent that such failure materially prejudices the indemnifying party's defense of such Claims. The indemnifying party shall have the right to assume and take exclusive control of the defense, negotiation or settlement of such Claim; provided, however, that if the representation of both parties by the indemnifying party's counsel would be inappropriate due to actual or potential differing interests between them, then the indemnifying party shall not be obligated to assume such defense, but such conflict shall not lessen the indemnifying party's indemnity obligation hereunder. In the event of a conflict of interest or dispute or during the continuance of an event of Default, the Indemnified Party shall have the right to select separate counsel, and the reasonable cost of such counsel shall be paid by the indemnifying party. The party controlling the defense of a Claim hereunder shall keep the other party reasonably informed at all stages of the defense of such Claim. The party not controlling the defense of any Claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such Claim. Each party shall reasonably cooperate with the other in the defense, negotiation or settlement of any Claim. The Indemnified Party shall provide the indemnifying party, and its counsel, accountants and other representatives, with reasonable access to relevant books and records and make available such personnel of such other party as the indemnifying party may reasonably request.

23.5    Dispute Resolution in Indemnification Proceedings. Any claim by a party for indemnification pursuant to this Article 23 shall be presented and resolved under the Dispute Resolution provisions of Article 30. Pursuant to the Lessor's limited waiver of sovereign immunity in Article 31, Lessee may only collect any amount owed by the Lessor for indemnification pursuant to this Article 23 by deducting it from amounts otherwise due the Lessor for Tribal taxes or bonus payments.

Execution Version

23.6    The Lessor's Right to Protect Lessor's Sovereignty. Notwithstanding any provision of this Agreement to the contrary, in the event that any State or the United States asserts, or notifies Lessee of its intention to assert against Lessee, through administrative, judicial, or other proceedings, any claim which may affect the sovereignty of the Lessor, or if Lessee challenges Federal or state authority based on the sovereignty of the Lessor, Lessee agrees that it will promptly notify the Lessor of such attempts. In such event, the Lessor shall have the option of deciding whether to contest any assertion affecting the sovereignty of the Lessor, at the Lessor's expense. The Lessor and Lessee shall meet and confer to seek agreement on an appropriate joint approach to management of and payment for the defense or prosecution of the matter. However, the Lessor shall have the right, with the input and assistance of Lessee, to control the conduct of litigation with respect to such issues. Lessee agrees to reasonably cooperate with the Lessor in any such contest. In the event that it is in Lessee's interest to assert in the same proceedings a position on any issue other than whether a State or the United States or the Lessor has authority or power as a matter of Indian Law, Lessee shall have the right to participate in the proceedings with respect to that issue, but Lessee shall do so at its sole expense.

ARTICLE 24 - INSURANCE, SOCIAL SECURITY, AND TAXES
Lessee agrees to carry such insurance covering all persons working in, on, or in connection with the Leased Premises for the Lessee as will fully comply with the provisions of the statutes of the state of Montana covering worker's compensation and occupational disease, as are now in force or as may be amended. Further, the Lessee agrees to comply with all the terms and provisions of all applicable laws of the state of Montana and of the United States of America as now exist or as may be amended, pertaining to Social Security and Medicare withholding, unemployment compensation, wages, hours and conditions of labor; and to indemnify and hold the Lessor and the United States harmless from payment of any damages occasioned by the Lessee's failure to comply with these laws.
ARTICLE 25 - HEIRS AND SUCCESSORS IN INTEREST
Lessor and Lessee agree each obligation under this Coal Lease shall extend to and be binding on, and every benefit shall inure to, the heirs, executors, administrators, successors of, or permitted assigns of the parties to this Coal Lease.
ARTICLE 26 - GOVERNMENT EMPLOYEES NOT TO ACQUIRE LEASE
No lease, its assignment, or interest in the same will be approved to any employee or employees of the United States Government, whether connected with the Bureau of Indian Affairs or otherwise. No employee of the United States Department of the Interior shall be permitted to acquire any interest in this Coal Lease in contravention of 25 C.F.R. § 225.40 or any other applicable Federal law or regulation.

Execution Version

ARTICLE 27 - DEFAULT
27.1    Conditions of Default. The Material Breach by the Lessee or the Lessor of any of the terms and conditions of this Coal Lease shall constitute a default hereunder. As used herein, Material Breach is:
(a) The failure of Lessee to pay when due any amount payable by Lessee under this Coal Lease, which failure is not remedied within ten days after written demand for payment by the Lessor;

(b) Any conduct in violation of the express terms of this Coal Lease that substantially and adversely affects the interests of the other party under this Coal Lease; or

(c) Lessee becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or Lessee applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Lessee or any of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such an application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Lessee or for a substantial part of its property and is not discharged within 60 days; or any bankruptcy, reorganization or debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Lessee, and if such case or proceeding is not commenced by Lessee, it is consented to or acquiesced in by Lessee or remains for 60 days undismissed; or Lessee takes any action to authorize, or in furtherance of, any of the foregoing.

27.2    Default Procedures. If a party believes a default has occurred, it may notify the other party in writing of such alleged default, specifying its nature. If the default it not cured, the parties shall meet within thirty (30) days after delivery of such notice to attempt to agree on whether there is such a default and, if so, on an appropriate remedy. If the parties are unable to agree, the complaining party may, within sixty (60) days after giving notice of such default, begin arbitration proceedings as provided for in this Coal Lease.
27.3    Non-Monetary Default. If the arbitrators decide that a default that may be reasonably cured only by remedies other than the payment of money damages (“Non-Monetary Default”) has occurred, the defaulting party shall have ninety (90) days after receipt of the decision finding a default to cure such default, provided, however, that such 90 day period shall be extended to include any period during which the defaulting party prosecutes with diligence and to completion an attempt to cure such Non-Monetary Default, if it cannot be cured within 90 days.

Execution Version

27.4    Monetary Default. Subject to Article 27.7 below, if the arbitrators decide that a default that may reasonably be cured by an award of money damages (a “Monetary Default”) has occurred, the defaulting party shall have thirty (30) days after receipt of the decision finding such a default to cure that default by the payment of such monetary award.
27.5    Remedies for Failure to Cure Default; Termination. If a default is not cured as required by this Article 27, the complaining party, in addition to seeking other remedies available at law, may ask the arbitrators to impose penalties or sanctions; provided, that any sanction that involves termination of all or part of this Coal Lease because such uncured default shall be effective only after a determination by the arbitrators that the defaulting party has acted willfully in failing to cure the default. If a default by Lessee is not cured as required by the arbitrators, the Lessor may request, and the arbitrators may order, a termination of this Coal Lease as to the Leased Premises or any part of the Leased Premises with respect to which the default occurred.
27.6    Right to Terminate Upon Bankruptcy Event. Notwithstanding anything to contrary contained herein, no default notice shall be required to be given by the Lessor and no cure period shall apply in the case of a default arising from the insolvency of Lessee as set forth in Article 27.1(c) above, and the Lessor shall, subject to the provisions of the Federal Bankruptcy Code, have the right to immediately terminate this Agreement and exercise all other remedies to which the Lessor may be entitled under applicable law upon a default set forth in Article 27.5 above.

27.7     Right to Terminate for Non-Payment. Notwithstanding anything to the contrary contained herein, in the case of a default for Lessee's failure to pay money to the Lessor as set forth in Section 27.1(a) above, and if Lessee has not given written notice that (i) it believes in good faith that the Lessor is in Default, or (ii) it has initiated the process necessary to cure the failure to pay, provided payment is made within ten (10) days from such notice, or (iii) Lessee believes the amount of payment is in dispute and Lessee has paid the undisputed amount to Lessor, the Lessor shall have the right at its election and in its sole discretion to immediately terminate this Agreement in lieu of the other remedies that it may have upon a Monetary Default.

27.8    Remedies of Secretary. The parties hereto expressly recognize this Article 27 does not limit the authority of the Secretary, in the exercise of the Secretary's trust responsibilities under this Coal Lease, including but not limited to the Secretary's authority to cancel this Coal Lease pursuant to 25 C.F.R. § 225.36 or other or successor Federal laws and regulations.
ARTICLE 28 - CULTURAL RESOURCE PROTECTION
28.1    Cultural Resource Procedures. Lessee shall obtain necessary archeological clearances in accordance with the Antiquities Act of 1906, the National Historic Preservation Act, Native American Graves Protection and Repatriation Act, the Archaeological Resources

Execution Version

Protection Act of 1979, and other applicable laws before the start of any Mining Activities. As soon as practicable after initial approval of this Coal Lease by the Secretary, and subject to any consultations with or concurrence by the State Historic Preservation Officer (the “SHPO”) as may be required by applicable law in the Crow Ceded Area, Lessee shall consult with the Tribal Historic Preservation Office (the “THPO”) to request that Lessor either (i) conduct a 100% on the ground cultural resources survey of the Leased Premises and a suitable buffer that would coincide with areas directly or indirectly impacted by Mining Activities, or at Lessor's option (ii) consult and assist Lessee's designated consultant in the preparation of a cultural survey, and reimburse the Lessor for the reasonable cost of performing such survey, in lieu of any obligation to directly pay consultants or non-THPO employees of the Lessor for such services. When directed by the Lessor or the Secretary, Lessee shall obtain, at its own expense, a qualified archaeologist to examine and, if necessary, excavate or recover any sites or other objects of historical or cultural significance located on the Leased Premises. The Lessor or its THPO shall provide to Lessee or its archaeologist information and locations regarding all known or expected cultural resource sites, including sites of religious and traditional importance as such phrase is used in the National Historic Preservation Act, Section 101(d), that are present within the Leased Premises and further designate those sites it desires to be designated for specific protection. Lessee's actions will be conducted after consultation with Lessor, the Bureau of Indian Affairs, and the Advisory Council on Historic Preservation if appropriate. Any objects that are excavated or recovered shall be turned over to the Lessor or the appropriate federal agency.

28.2     Cultural Resource Restrictions. The Lessor shall have the right to designate specific sites it desires be designated for specific protection, including sites on which Mining Activities shall be restricted or prohibited, and the Lessor's designation of such sites shall not be subject to the restrictions or procedures in Articles 12.3 or 37 of this Coal Lease; provided, however, that with respect to any such areas, if the Lessor's designation renders any quantity of Coal unmineable, including with respect to deposits of Coal in, around or near the unmineable Coal which, in Lessee's reasonable judgment, must be sterilized in order to safely mine around the unmineable Coal (collectively “Sterilized Coal”), the Lessor waives any claim to waste pursuant to Article 10 of this Coal Lease and acknowledges that Lessee shall have no further responsibility, including with respect to royalty, tax or other consideration which would otherwise accrue to the Lessee, with respect to the Sterilized Coal.

ARTICLE 29 - FORCE MAJEURE
29.1    Suspension of Obligations. If, because of an event of Force Majeure, the Lessee is reasonably prevented from performing any of its obligations under this Coal Lease (other than the obligation to pay money to Lessor) or satisfying any of the conditions of this Coal Lease, including those obligations and conditions, which if unfulfilled, may limit the term of the Coal Lease, then such obligations and conditions shall be suspended, and any time or date (including those on the term of this Coal Lease if production of coal in paying quantities is

Execution Version

interrupted by such Force Majeure), shall be extended to the extent the Lessee is so prevented for the period of such Force Majeure.
29.2    Definition. The term “Force Majeure,” as used in this Coal Lease, means any cause beyond the reasonable control of Lessee, including, but not limited to: (i) acts of God, labor disputes, insurrections, riots, labor or material shortages; (ii) break downs of or damage to equipment or facilities, interruption of transportation of Coal (including rail car shortages), embargoes, fires, explosions, floods, the elements, casualties not attributable to Lessee, (iii) an administrative delay beyond normal agency processing time frames in any approval, permit, or other authorization by a governmental agency (including Tribal Government), which is not caused by Lessee's actions (provided Lessee has appropriately responded to all requested information and deficiencies made know to it), (iv) newly enacted or amended legislation or administrative regulations or changes in the interpretation thereof, (v) orders of civil or military authority or of any body having jurisdiction over the parties or the Leased Premises, and (vi) extraordinary circumstances not attributable to and not reasonably foreseeable by a reasonably prudent operator, including delays caused by litigation challenging any permit or approval or Lessee's right to conduct Mining Activities or to access the Coal, whether such situations affect Lessee directly or by reason of their effect on a subsidiary, customer, contractor, shipper, or supplier, which wholly or partially prevent Lessee from the exercising the Mining Rights or the mining or delivery of Coal at a reasonable profit; provided, that an act or event shall not constitute Force Majeure to the extent that it could have been prevented or overcome by Lessee through the exercise of such diligence and reasonable care as would be exercised by a reasonably prudent person under similar circumstances.
The examples enumerated above are by way of example, and not limitation. Force Majeure shall not include any condition arising out of business risks such as fluctuations in prices, sales, or costs, including costs of compliance with requirements for environmental protection; commonly experienced delays in delivery of supplies or equipment or receipt of governmental approvals or permits; or inability to obtain sufficient sales.
29.3    Mitigation. Lessee shall diligently attempt to remedy, as soon as possible, any Force Majeure and to mitigate its effects on the implementation of this Coal Lease and on the payments due the Lessor hereunder; provided, that nothing contained herein shall require the settlement of strikes, lockouts, or other labor difficulties or settlement of litigation by Lessee contrary to its wishes, and the disposition or manner of handling or remedying any and all such labor difficulties or litigation is hereby expressly acknowledged to be entirely within the discretion of the Lessee.
29.4    Procedures. If a period of Force Majeure is incurred, Lessee will notify the Lessor and the Secretary within thirty (30) days from the beginning of such period of Force Majeure. The notice will include descriptions of the circumstances that prevent Lessee's performance and Lessee's plans and efforts to remedy or mitigate the Force Majeure, the date when the event of Force Majeure began and an estimate of the expected duration of the period of Force Majeure. Lessee will give the Lessor regular written update reports on Lessee's efforts

Execution Version

and progress toward remedying the Force Majeure that prevents its performance. When the period of Force Majeure has ended, Lessee will also promptly notify the Lessor. Notice of the commencement of and cessation of Force Majeure periods will be given to the Lessor and the BIA Regional Director in writing in accordance with Article 39.1 of this Coal Lease. If the Force Majeure lasts for more than three years from the date of notice, the Lessor has the option to terminate this Coal Lease upon written notice to Lessee.
29.5    Applicability to the Lessor. The provisions of this Article 29 shall also apply to the Lessor to the extent that the Lessor is prevented from performing its obligations under this Coal Lease by an event of Force Majeure as defined herein.
ARTICLE 30 - DISPUTE RESOLUTION - ARBITRATION
30.1    Exclusive Mechanism for Settlement of Disputes. Except as otherwise provided herein, all disputes as to the application or interpretation of this Coal Lease, or the breach, default, termination, or invalidity thereof, shall be settled by arbitration as provided for in this Article 30. The arbitrators shall not have the authority to add to, delete from, or otherwise change this Coal Lease. The decision of the arbitrators shall be final and binding upon the parties. The Commercial Arbitration Rules of the American Arbitration Association shall be applicable, except as modified herein.
30.2    Arbitration Process.
30.2.1    Commencement of Arbitration. Arbitration shall be commenced by written notice of the existence of a dispute and a demand for arbitration.
30.2.1    Selection of Arbitrators. In the event of arbitration, Lessee shall select one arbitrator, the Lessor shall select one arbitrator, and those two arbitrators shall select a mutually satisfactory third arbitrator. Lessee and the Lessor shall select their respective arbitrators and notify the other party of their respective selections within thirty (30) days of receipt of the arbitration demand. The two arbitrators the parties select shall select a third, or announce their inability to do so, within thirty (30) days of their selection. In the event the two arbitrators selected by the parties are unable to agree on a third arbitrator, the parties agree that they shall request the U.S. District Judge for the United States District Court for the District of Montana, Billings Division, to appoint a third arbitrator from lists provided by the parties. If the Judge fails or declines to select the third arbitrator within 30 days after such request, the parties shall request the third arbitrator to be selected by the American Arbitration Association from its National Energy Panel.
30.2.3    Arbitrator Requirements. All arbitrators shall be competent and professionally experienced in the technical and/or legal matters in dispute in the arbitration. The parties agree that none of the arbitrators shall be enrolled members of the Lessor or employees, advisors, stockholders, or bondholders of Lessee or any organization affiliated with Lessee. The third arbitrator shall be a “neutral” arbitrator.

Execution Version

30.2.4    Schedule. Within thirty (30) days of selection of the full panel of arbitrators, the arbitrators will select a chairperson and hold a conference by telephone with representatives of the parties to calendar discovery, information or briefing submittal dates, a hearing date, and address such other issues as shall ensure an economical, efficient, and timely resolution of the dispute. The hearing shall be scheduled no more than one hundred eighty (180) days from the date of this conference. The arbitrators shall issue their decision no more than thirty (30) days following the hearing.
30.2.5    Discovery. Deposition and written discovery shall be reasonably limited by the arbitrators to achieve economical resolution of the dispute. Except in exceptional circumstances, or by mutual agreement of the parties, and without restricting the arbitrators' authority to further limit discovery, one set of not more than sixty (60) interrogatories and ten (10) document requests and depositions of opposing experts and no more than five (5) fact depositions shall be deemed adequate.
30.2.6    Arbitration Hearings and Costs. Unless mutually agreed, arbitration hearings shall be held in Billings, Montana. At such hearings, the parties may present evidence and may cross-examine the witnesses of the other party. After hearing both parties, the arbitrators shall promptly make a decision in writing upon the question or questions submitted and serve a copy of such award upon each party hereto; and any award against the Lessor shall be subject to the limitations in the Lessor's limited waiver of sovereign immunity in Article 31.
The cost of arbitration proceedings shall initially be paid by the party requesting the arbitration, but if that party prevails in the proceedings, it shall be reimbursed by the other party. Any question of cost shall be determined by the arbitrators in the course of their decision and/or award.
30.3    Enforcement. Enforcement of this Article 30, including the parties' agreement to arbitrate and judgment on the award or any other relief entered in the arbitration, and the review of any objection to such award or relief, shall vest with the United States District Court for the District of Montana; provided, however, that in the event the United States District Court for the District of Montana lacks jurisdiction over such action, such enforcement actions may be brought in the Twenty-Second Judicial District Court in Big Horn County, Montana, and if such courts determine they lack jurisdiction, such action shall be filed in any court of competent jurisdiction, including the Crow Tribal Court. Review shall be pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The doctrine of exhaustion of Tribal judicial or administrative remedies shall not apply.

30.4    Recognition of Secretary's Authority. The parties hereto expressly recognize this Article 30 does not limit the authority of the Secretary, in the exercise of the Secretary's trust responsibilities to ensure that the rights of the Lessor are protected in the event of a

Execution Version

violation of this Coal Lease, including but not limited to the Secretary's authority to cancel this Coal Lease pursuant to 25 C.F.R. § 225.36 or other or successor Federal laws and regulations.

ARTICLE 31 - LIMITED WAIVER OF SOVEREIGN IMMUNITY
Subject to the conditions and limitations set forth in this Article 31 the Lessor specifically and unequivocally waives its sovereign immunity from suit and hereby consents to being named as a party in any arbitration or litigation between Lessee, a subsidiary or affiliate and the Lessor involving the construction, execution, interpretation, validity, enforcement, performance, or any disputes arising under this Coal Lease, including any dispute concerning the rights, responsibilities, and obligations of the parties hereto relating to the mining of Crow Coal under this Coal Lease. It is agreed that this waiver of sovereign immunity is limited and extends only to Lessee and a subsidiary or Affiliate and to no other parties, and that the waiver is further limited to only those matters referenced in this provision.
This waiver shall be effective such that both parties shall comply with the binding arbitration provisions of this Coal Lease and either party may have recourse to courts specified in Article 30.3 to fully enforce the parties' agreement to arbitrate and the arbitration result pursuant to the Federal Arbitration Act found at 9 U.S.C. § 1, et seq.
This limited waiver of sovereign immunity is based upon the Lessor's opinion, belief and considered finding that the assertion of the Lessor's sovereign immunity in any dispute involving Lessee concerning this Coal Lease would be inappropriate, upon Lessee's representations that it would not be willing to enter into this Coal Lease and make the investments required for this Coal Lease without the assurances of enforceability provided by this limited waiver, and that this limited waiver is therefore necessary for business purposes as authorized in the Crow Tribal Constitution. The parties expressly recognize this waiver shall not extend to or apply to any claim which might be brought against the Lessor for punitive or tort damages. Further, the parties expressly recognize this waiver shall not permit or authorize the sale or transfer of any property held by the United States in trust for the Lessor; and that, except for an award of costs and attorneys' fees of or for any arbitration proceedings, the Lessor's monetary liability resulting from any dispute arising under the referenced agreements and the limited waiver of sovereign immunity herein is limited to an award against the Tribe of offsets or withholding of future royalties and taxes otherwise payable by Lessee to the Lessor, and/or injunctive relief providing for enforcement of Lessor's right to explore, lease, and mine according to the referenced agreements.

A true and correct copy of Crow Tribal Joint Action Resolution No. JAR13-03, enacted by the Crow Tribal Legislature on March 6, 2013, and approved by the Chairman of the Crow Tribal Executive Branch on March 12, 2013, approving this limited waiver of sovereign immunity as to matters arising in conjunction with this Coal Lease, is attached hereto as Exhibit “C.”

Execution Version

ARTICLE 32 - AUTHORIZATIONS
32.1    Crow Tribe Authorizations. The Lessor warrants the execution of this Coal Lease has been validly authorized by the Crow Tribal Legislature and Executive Branch and that the execution by the Chairman of the Crow Tribe Executive Branch has been duly authorized and approved. A certified copy of a validly adopted Joint Action Resolution of the Crow Tribal Legislative and Executive Branches approving this Coal Lease and authorizing its execution by the officers whose signatures are set forth below is attached hereto as Exhibit C.
32.2    Opinion of Tribal Attorney. The Tribal Attorney has, simultaneously with the execution of this Coal Lease, delivered to Lessee an opinion that this Coal Lease is duly authorized and validly executed by the Lessor in accordance with the Tribal Constitution and Bylaws, which opinion is attached hereto as Exhibit D.
32.3    Corporate Existence of Westmoreland. Westmoreland Resources, Inc., is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware, is registered to do business in Montana, and its registration status in Montana is active and in good standing. Lessee has full corporate power and authority to execute and deliver this Coal Lease and to perform its obligations hereunder.
32.4    Authority. Lessee warrants and represents that the execution and delivery by Lessee of this Agreement, and the performance by Lessee of its obligations hereunder, have been duly and validly authorized by Lessee and no other corporate action on the part of Lessee is necessary. Upon execution by the President of Lessee, and delivery by Lessee, and upon due execution by the Lessor, and by governmental approval as provided herein, this Coal Lease shall be valid and binding upon Lessee and enforceable against Lessee in accordance with its terms.
32.5    Opinion of Counsel of Lessee. The legal counsel of Lessee has simultaneously, with the execution of this Coal Lease, delivered to Lessor an opinion that this Coal Lease is duly authorized and validly executed by Lessee, which opinion is attached hereto as Exhibit E.
ARTICLE 33- APPROVAL BY SECRETARY AND BY THE TRIBE
33.1    Approval by Crow Tribe. The Lessor shall approve this and all attached and related exhibits and agreements as provided in Section 32.1 above.

Execution Version

33.2    Approval by the Secretary. This Coal Lease is subject to approval by the Secretary, and shall not be effective or legally binding on the Lessor unless and until approved by the Secretary. Lessee and Lessor shall cooperate in seeking prompt approval of this Coal Lease and all other agreements and exhibits attached or incorporated therein. Failure to obtain approval of the Secretary shall result in cancellation of this Coal Lease or related agreements as provided herein. The parties' obligations hereunder are contingent upon the approval of this Coal Lease by the Secretary which shall occur pursuant to this Article 33. Approval of this Coal Lease by the Secretary constitutes approval of the exhibits attached hereto and all other agreements or exhibits incorporated herein. Further, by the approval of this Coal Lease, it is the finding of the Secretary that this Coal Lease and the attached exhibits are in the best interest of the Lessor.
33.3    Deadline for Secretarial Approval. The Indian Minerals Development Act, 25 U.S.C. § 2103(a), requires the Secretary to approve or disapprove this Coal Lease as provided in Section 33.2, within 180 days after submission to the Secretary for approval or within 60 days after compliance with NEPA, if required, or any other Federal law, whichever occurs later If the Secretary does not approve this Coal Lease as to form and terms six (6) months after its submission to the Secretary for approval, Lessee may, at its sole option, cancel this and all related agreements or extend the time provided for such Secretarial approval.
33.4    Approval of Agreements Does Not Constitute Permission to Mine. The Secretary's approval of this Coal Lease as to its form and terms pursuant to Section 33.3 above does not constitute approval or authorization of any surface disturbing activities from an environmental perspective. All parties acknowledge that future NEPA (National Environmental Policy Act, 42 U.S.C. § 4321, et seq.) compliance will be necessary for exploration/development, drilling, and mining. It is contemplated that future NEPA compliance will involve environmental analysis satisfactory to the BIA, BLM, and OSM prior to permitting and final approval of this Coal Lease for mining. Therefore, the approval described in Section 33.3 above does not constitute issuance or approval of any required exploration, drilling, or mining permit or plan.
ARTICLE 34 - FEDERAL TRUST AND SUPERVISION
34.1    Federal Trust Responsibilities. While the mineral interests and certain lands covered by this Coal Lease are in trust or restricted status, all of Lessor's obligations under this Coal Lease, and the obligations of its sureties, are to the United States as well as to the Lessor, and all payments to the Lessor provided herein shall be made according to applicable federal regulations. Nothing contained in this Coal Lease shall operate to delay or prevent a termination of Federal trust responsibilities with respect to the lands covered by this Coal Lease; however, such termination shall not serve to abrogate this Coal Lease.
34.2    Relinquishment of Supervision. Should the Secretary, at any time during the term of this Coal Lease, relinquish supervision as to all or part of the lands covered by this Coal Lease, the relinquishment shall not bind Lessee until it has received from the Secretary thirty

Execution Version

(30) days written notice of such relinquishment. After notice of relinquishment has been received, this Coal Lease is subject to the following further conditions:
(a)    Payments. All payments payable after such notice attributable to tribally owned Coal relinquished from supervision shall be paid directly to the Lessor.
(b)    Effect on Bonding Requirements. If at the time supervision is relinquished by the Secretary as to all the tribally-owned Coal within the Leased Premises, Lessee has made all payments due under this Coal Lease and has fully performed all obligations to be performed up to the time of such relinquishment, then any bond given to secure the performance of this Coal Lease and on file in the office of the Bureau of Indian Affairs shall be cancelled and released.
If at the time of any such relinquishment of supervision by the Bureau, Lessee has not performed all obligations imposed upon it hereunder or under the Coal Lease, Lessee shall file with the Lessor a bond (“New Bond”) in favor of the Lessor in a principal amount equal to that immediately theretofore in force with the Bureau of Indian Affairs and conditioned upon the performance by Lessee of those undertakings provided for in the bond (“Old Bond”) immediately theretofore in force with the Bureau. The new Bond shall be continued in force until Lessee performs all obligations secured thereby, provided, however, that such New Bond shall not be required until the Old Bond filed with the Bureau has been released.
(c)    Appropriate Amendments. If either Lessee or Lessor deems it appropriate as a result of the relinquishment of supervision, the parties agree to meet and negotiate in good faith to amend this Coal Lease in any manner necessary and appropriate to preserve the original intent of this Coal Lease.
ARTICLE 35 - TRIBAL EMPLOYMENT
35.1    Employment Obligations. Lessee and its contractors shall give a priority right of employment to members of the Crow Tribe and Indians living on or near the Crow Reservation in accordance with the terms and provisions the Employment and Contracting Addendum attached hereto as Exhibit B.
35.2    Compliance with Obligations. The terms of this paragraph may be amended by subsequent agreement of the parties to this Lease. Compliance with this provision by Lessee or its contractors or subcontractors shall be deemed full compliance with any Crow Tribal law or regulation related to employment of Tribal members, except that Lessee takes no position with respect to Tribal regulation of union membership or dues requirements for Tribal members working on the Reservation.

Execution Version

ARTICLE 36 - USE OF FACILITIES AREA
In addition to the Leased Premises, Lessee shall use the area lying south of the Leased Premises and currently within the boundaries of the Tract III Lease existing between the Lessor and Lessee dated November 26, 1974, for location of mining facilities. The Facilities Area shall be used for any hauling, processing, storing, weighing, loading, and any other Mining Activities related to the production of Coal.
To provide for the use of said area, and notwithstanding any other agreements between the parties, Lessor and Lessee agree that any obligations Lessee may have under that agreement entitled “Land Purchase Option Agreement” dated November 26, 1974, to offer to sell any lands to the Lessor shall abate and be suspended until the completion of any and all mining or reclamation activities in connection with or occurring pursuant to this Coal Lease.
ARTICLE 37 - CROW REGULATION
37.1    Recognition of Tribal Sovereignty. Lessee recognizes the sovereignty of the Lessor as established by treaty and recognized by federal law. The parties recognize the Lessor, as a sovereign, is concerned with the protection of the health and general welfare of the Lessor and its members, the quality of the environment, the protection, and conservation of tribal resources as well as concerns for the Lessor's unique cultural interests.
37.2    Tribal Recognition of Competitive Nature of Mining. Lessor recognizes the competitive nature of mining and the need for Crow Tribal Coal to be competitive in the marketplace with other Coal mines located within and without Montana. The Lessor also recognizes the Coal mined from the property covered by this Coal Lease will compete with low-cost incremental Coal production from existing operations, including non-tribal operations.
37.3    Notification of Increased Government Costs. The Lessor agrees that while it may adopt laws or regulations, or adopt new interpretations or application of existing laws or regulations that affect the conduct of Lessee's business and exploration and Mining Activities pursuant to this Coal Lease, such laws, regulations, interpretations or applications will not be effective, as to Lessee, until one hundred and twenty (120) days after Lessee has been provided with a copy of such regulation or law (or any such shorter period of time pursuant to a Tribal statutory procedure for promulgating rules or regulations for a delegated Federal regulatory program as described in Section 12.3 when Lessee has received notice as an interested party). Lessee shall then have the right to determine whether it believes that the law results in any increased Governmental Costs to Lessee.
37.3.1    Definition. For purposes of this Coal Lease “Governmental Costs” shall include all externally imposed costs on Lessee, including, but not limited to, costs incurred by a subsidiary or Affiliate and other costs associated with Mining Activities (excluding the costs of Lessee's regular staff required for reporting to the Lessor as a government), whether imposed by the Lessor, the United States, or some other governmental entity.

Execution Version

Governmental Costs, as used herein, shall not include State, county, local, or Tribal taxes, which are addressed elsewhere in this Coal Lease.
37.4    Objection Procedure. If Lessee determines the new law or regulation will materially increase Lessee's total current Governmental Costs (a) over levels at the time of execution of this Coal Lease, and (b) compared to total Governmental Costs that would be incurred by Lessee for operations conducted outside the Leased Premises in the State of Montana, Lessee shall notify the Lessor, in writing, detailing the basis of Lessee's belief. Lessee and the Lessor shall thereafter meet within thirty (30) days after the Lessor's receipt of Lessee's notice to discuss and attempt to resolve the matter by negotiation. If, after that meeting, Lessee maintains its position and the Lessor does not amend or modify the Tribal law to remove Lessee's objection, Lessee may seek arbitration regarding such law or regulation and its economic impact on Lessee pursuant to Article 30 of this Coal Lease.
37.5    Effect of Arbitrator's Determination. If the arbitrators rule that the law does not materially increase Lessee's Governmental Costs, then Lessee shall comply with such law, unless otherwise provided for herein. If (a) the arbitrators determine the new law or regulation results in a material increase in Lessee's Governmental Costs, as described in Sections 37.4 and 37.6, and (b) the Lessor does not waive, revise, or repeal such new law or regulation to the extent that it results in increased Governmental Costs, then Lessee shall comply with the new law or regulation, and for each period of compliance, Lessee may recover the amount determined using the methodology of the arbitrators to represent the difference between the Governmental Costs before and after the new law or regulation, through a deduction from payments otherwise due the Lessor for Tribal taxes.
If the arbitrators have not ruled within the 120 day period prior to the new Tribal law or regulation taking effect, Lessee will comply with the new law or regulation as provided above until a ruling is made, provided, however, that in the event the arbitrators subsequently rule that the Tribal law under review causes the total Governmental Costs of mining Crow Coal to materially increase, then Lessee shall be entitled to recover the difference in such costs incurred from the end of the one hundred and twenty day (120) period provided for above until the date the arbitrators' ruling goes into effect through a deduction in Tribal taxes due or to become due from Lessee.
37.6    Arbitrators' Standard of Review. In determining whether the Tribal law under review causes the Governmental Costs of mining Crow Coal to increase, the arbitrators shall compare the Governmental Costs applicable to Mining Activities under this Coal Lease after enactment with the Governmental Costs applicable to conducting such activities outside the Leased Premises in the State of Montana in the absence of such new Tribal law. Such costs shall include, but not be limited to, fees, operating expenses, safety requirements and reclamation costs. In making this comparison, the arbitrators shall take into account all relevant factors they consider reasonable and necessary to permit a valid comparison. In addition, the arbitrators may consider any savings or reduction in Governmental Costs of mining Crow Coal

Execution Version

which have resulted from the passage of other Tribal laws, and those savings shall be utilized as offsets in considering the Governmental Costs associated with the tribal law under review.
37.7    Prohibition Against Regulatory Takings. While making no representations as to the quality, quantity, or location of any Coal reserves subject to this Coal Lease, the Lessor agrees it will take no action which precludes Lessee from mining Crow Coal covered by this Coal Lease where such Coal could otherwise be mined under State or Federal law, nor will the Lessor enact, as to Lessee, any law, ordinance, or regulation which would result in a regulatory or physical taking of the rights and permits granted to Lessee under this Coal Lease. The Lessor further agrees not to unreasonably withhold or delay any licenses, permits, or other concurrences required by Lessee pursuant to any law enacted by the Lessor.
ARTICLE 38 - TRIBAL LAND
38.1    Conveyance of Tribal Land. Notwithstanding any provision of this Coal Lease to the contrary, no lease of coal or grant of Mining Rights by the Lessor provided for herein, shall be construed by any court or regulatory agency, for any purpose, as a conveyance of Tribal land in fee. Any such conveyance shall be considered a conveyance of a possessory interest only, and shall in no way be construed to divest the Lessor of its jurisdiction over its land and activities occurring thereon. Except as expressly and unequivocally provided in this Coal Lease (including, without limitation, the limited waiver of sovereign immunity contained therein), the Lessor retains all attributes of its sovereignty and jurisdiction over the lands encumbered by this Coal Lease or any right-of-way granted hereunder, and over any activities occurring thereon.
38.2    Lessor's Right to Purchase Surface Lands. Lessor and Lessee acknowledge that Lessee may own or may hereafter acquire during the Term of this Coal Lease title to surface lands located within the description of the Leased Premises. Upon expiration or termination of this Coal Lease and the completion of any and all reclamation obligations of Lessee, Lessor shall have the option to purchase for fair market value all or any portion of the surface estate of and lands owned by Lessee within the description of the Leased Premises, except for properties on which substantial improvements (such a mine processing facilities and offices) may have been located. The fair market value of any such surface lands shall be mutually determined by Lessor and Lessee. If the parties cannot agree on the value, then an independent appraiser selected by the parties shall determine the value of such lands. At such time as this Coal Lease expires or terminates to any such surface lands, and all reclamation obligations have been completed, Lessee shall provide written notice to Lessor that the lands are available for purchase by Lessor. Lessor shall notify Lessee in writing within sixty (60) days as to whether Lessor elects to acquire any such surface lands and which parcels of such lands that Lessor elects to acquire, subject to agreement as to the fair market value of the lands. For any such lands that Lessor does not elect to purchase such lands within the stated time period, all rights of Lessor thereto shall expire.

Execution Version

ARTICLE 39 - MISCELLANEOUS
39.1    Notices. Unless otherwise specified, all notices, requests, statements, and other information shall be in writing and delivered to or sent by registered or certified mail, with return receipt requested, postage prepaid, to the address of the party as set out below, and shall be effective upon receipt.

If to Lessor:	Chairperson
Crow Tribe Executive Branch
P.O. Box 159
Crow Agency, Montana 59022

and	Office of Legal Counsel
Crow Tribe Executive Branch
P.O. Box 340
Crow Agency, MT 59022

If to Lessee:	President
Westmoreland Resources, Inc.
P.O. Box 449
Hardin, MT 59034

and	General Counsel
Westmoreland Coal Company
9450 South Maroon Circle
Englewood, CO 80112

If to Regional Director:

Regional Director
Billings Area Office
Bureau of Indian Affairs
316 North 26th Street
Billings, Montana 59101

And if to the Superintendent:

Superintendent
Bureau of Indian Affairs
Crow Indian Agency
P.O. Box 69
Crow Agency, Montana 59022

Execution Version

or to such other address or individual as the Lessor or Lessee may otherwise specify by written notice as provided in this Section 39.1.
39.2    Applicable Law. This Coal Lease shall be construed in accordance with Federal law, to the extent applicable, and if not provided for therein, by the laws of the State of Montana. It is the intention of the parties that this provision shall relate only to matters of contract construction and interpretation, and that such provision shall in no way be construed to authorize the imposition of Montana regulatory law relative to Mining Activities undertaken by Lessee within the exterior boundaries of the Leased Premises or the Crow Ceded Area.
39.3    Headings. The captions of Articles and underlying provisions are for convenience of reference and are not to be considered a part of the text or to be used to interpret any provision of this Coal Lease.
39.4    Invalidity. If any court shall hold any part of this Coal Lease to be invalid, such holding shall not invalidate any other part of this Coal Lease.
39.5    Other Tribal Coal Leases. In the event Lessor enters into a coal lease or other coal development lease with someone other than Lessee on lands in the vicinity of the Leased Premises, Lessee agrees that it will not unreasonably interfere with the operations of such lessee. Lessor agrees that if it should enter into a coal lease or other coal development lease on lands in the vicinity of the Leased Premises, Lessor shall provide in such lease or other lease that the lessee thereunder shall conduct its operations so as not to unreasonably interfere with Lessee's Mining Activities.
39.6    Interest. All royalties, taxes, rentals, and any other sums payable under this Coal Lease which are not paid when due shall thereafter bear simple interest, from the date due until paid, at the Prime Rate of Interest plus two percent (2%), with the rate fixed according to the Prime Rate of Interest in effect on the due date of the payment. Prime Rate of Interest shall mean, for any day, the rate of interest in effect for such day publicly announced from time to time by the Wall Street Journal, or such other publication or lender as Lessor and Lessee mutually agree.

39.7     Confidentiality. Lessor and Lessee agree to keep and maintain the confidentiality of this Coal Lease, and not to disclose the terms or provisions hereof except as reasonably necessary to comply with applicable laws, regulations and rules, including the rules of the Security And Exchange Commission and of any public stock trading organization. Nothing herein shall be construed to prevent the Lessor from (a) providing this Coal Lease to any Federal agency which shall protect the confidentiality of this Coal Lease to the maximum extent permitted by Federal law; or (b) providing information on the terms of the Coal Lease to members of the Crow Tribe, and the Lessor's governmental agencies and / or legislature in any form or forum.

Execution Version

39.8    Waiver. No failure by either party to insist upon the strict performance of the terms of conditions of this Coal Lease or to exercise any right or remedy consequent upon the breach thereof, or to complain of any act or omission by the other party and no acceptance of full or partial payments during the continuance of such breach constitutes a waiver of any terms or conditions of this Coal Lease to be performed or observed by the parties.
39.9    Memorandum of Lease. Lessor or Lessee intend to execute a Memorandum of Lease for purposes of recordation in the counties wherein the Leased Premises are located. In the event of any inconsistency between the Memorandum of Lease and the terms hereof, the terms hereof shall govern.
IN WITNESS WHEREOF, the parties have executed this Coal Lease Agreement on the day and year first mentioned.
CROW TRIBE OF INDIANS

By:/s/ Darrin Old Coyote
Darrin Old Coyote, Chairman

WESTMORELAND RESOURCES, INC.

By:/s/ Jerome P. Gillespie
Jerome P. Gillespie,
President and General Manager

APPROVED:

_______________________________
Secretary of Interior

Execution Version

ACKNOWLEDGMENT OF CROW TRIBE OF INDIANS

STATE OF MONTANA	)
: ss.
County of Big Horn	)

On this 25 day of March, 2013, before me, the undersigned, a Notary Public for the State of Montana, personally appeared Darrin Old Coyote, known to me to be the person that executed the within instrument, and acknowledged to me that he executed the same as Chairman of the Crow Tribe of Indians.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year first above written.
/s/ Lavern L. Takes Horse
Lavern L. Takes Horse
Print or Type Name
Notary Public for the State of Montana
Residing at Crow Agency, MT 59002
My Commission expires: May 23, 2018
MM/DD/YYYY
(SEAL)

ACKNOWLEDGMENT OF WESTMORELAND RESOURCES, INC.

STATE OF MONTANA	)
: ss.
County of Big Horn	)
On this 25 day of March, 2013, before me, the undersigned, a Notary Public for the State of Montana, personally appeared Jerome P. Gillespie, known to me to be the person that executed the within instrument, and acknowledged to me that he executed the same as President and General Manager of Westmoreland Resources, Inc.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year first above written.
/s/ Lavern L. Takes Horse
Lavern L. Takes Horse
Print or Type Name
Notary Public for the State of Montana
Residing at Crow Agency, MT 59002
My Commission expires: May 23, 2018
MM/DD/YYYY
(SEAL)